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                                                                   EXHIBIT 23.02


                               CONSENT OF KPMG LLP

The Board of Directors
Macromedia, Inc.

We consent to incorporation herein by reference in this registration statement on Form S-8 of Macromedia, Inc. of our report dated April 27, 2001, except as to
Note 21 which is as of June 1, 2001, relating to the consolidated balance sheets of Macromedia, Inc. and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2001, which report appears in the March 31, 2001, annual report on Form 10-K of Macromedia, Inc.




Mountain View, California
January 18, 2002